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                                                 AMEN PROPERTIES, INC.
                                      EXHIBIT 11. COMPUTATON OF EARNINGS PER SHARE



                                                                                   For the Three  Months    For the Six
                                                                                     Ended June 30, 2004     Months
                                                                                                             Ended
                                                                                                             June 30,
                                                                                                              2004
                                                                                  ------------------------- ------------
                                                            Current    Year to       Basic       Diluted       Basic
                                                              Period      Date
                              Net      Total   Grant/Purch.   Days       Days       Weighted     Weighted     Weighted
                              Shares
                              Added    Shares      Date    Outstanding Outstanding   Shares       Shares       Shares
                             ------- -------------------------------------------- ------------ ------------ ------------
Common Stock                      -  2,201,356    12/31/03         91        182  200,323,396  200,323,396  400,646,792
Preferred Stock -
 Convertible                      -    849,723    12/31/03         91        182            -   77,324,793
                             ------- ----------                                   ------------ ------------ ------------
End of period                     0  3,051,079                                    200,323,396  277,648,189  400,646,792
Days Outstanding from
 Beginning of Period                                                                       91           91          182
----------------------------                                                      ------------ ------------ ------------
                                                                                    2,201,356    3,051,079    2,201,356

Net income from continuing
 operations                                                                            29,093       29,093      121,699
Net income from continuing operations
per share: basic and diluted                                                             0.01         0.01         0.06
------------------------------------                                             ============ ============ ============

Net income                                                                             29,093       29,093      121,699
Net income per share: basic
 and diluted                                                                             0.01         0.01         0.06
----------------------------                                                      ============ ============ ============
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